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                        [LETTERHEAD OF RUSSELL & DUMOULIN]

The Loewen Group Inc.                       May 21, 1997
4126 Norland Avenue
Burnaby, BC  V5G 3S8                        Matter No. LOE 00019

Dear Sirs/Mesdames:

We have acted as British Columbia counsel for The Loewen Group Inc., a body corporate organized under the laws of British Columbia ("Loewen") in connection with the proceedings relating to the registration under the SECURITIES ACT of 1933, as amended, of 10,000,000 Common shares without par value of Loewen (plus an additional 1,500,000 of such Common shares solely to cover over-allotments, if any) (together the "Offered Shares") pursuant to the Registration Statement of Form S-3, File No. 333-23747 filed by Loewen with the Securities and Exchange Commission (the "SEC") on March 21, 1997, as amended and supplemented (the "Registration Statement").

You have requested our opinion with respect to the accuracy of the discussions included in the Prospectus Supplement dated May 21, 1997 (the "Prospectus Supplement") to the Prospectus contained in the Registration Statement under the heading "Certain Canadian Federal Tax Considerations".

In this capacity, we have been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Loewen, agreements and other instruments, certificates of officers and representatives of Loewen, certificates of public officials and other documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. In making such examinations, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified copies or photocopies; (iv) the identity and capacity of all individuals acting or purporting to act as public officials; (v) that all representations and statements set forth in the documents submitted to us are true and correct; and (vi) that all obligations imposed by any of the documents submitted to us are enforceable in accordance with their terms.

We have also made such investigations and have reviewed such other documents as we have deemed necessary or appropriate under the circumstances, and have made such examinations of law as we have deemed appropriate for the purpose of giving the opinions expressed herein.


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All capitalized terms used without definitions in this letter have the same meaning as in the Registration Statement.

Based on the foregoing, we are of the opinion that, assuming that the Offered Shares are issued and paid for, as contemplated by the Prospectus Supplement, the statements concerning Canadian federal taxation set forth in the Prospectus Supplement under the heading "Certain Canadian Federal Tax Consequences", to the extent that such statements represent matters of law or legal conclusions, will represent an accurate description of the material Canadian federal income tax consequences generally applicable to an individual who is not resident in Canada and who holds the Offered Shares as capital property (other than a holder who, either alone or together with persons with whom the holder does not deal at arm's length, has in the last five years owned at least 25% of the issued shares of any class of Loewen's stock and other than a corporate holder who owns at least 10% of the issued voting shares of Loewen stock).

Our opinion is based on the current provisions of the INCOME TAX ACT of Canada, the regulations thereunder, our understanding of the current administrative practices of Revenue Canada Customs, Excise and Taxation, income tax treaties to which Canada is a party, including the CANADA-U.S. INCOME TAX CONVENTION (1980), and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could produce tax consequences that could be different from the consequences described in the Prospectus Supplement. Our opinion is based on the assumptions described above, and if any of such assumptions is incorrect, the tax consequences may be different from the consequences described in the Prospectus Supplement.
Finally, our opinion is not binding in any way on Revenue Canada Customs, Excise and Taxation or the courts, which could reach conclusions as to the tax consequences that are different from those described in the Prospectus Supplement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Legal Matters" and "Certain Canadian Federal Tax Considerations" in the Prospectus Supplement.

Yours truly,

/s/ Russell & DuMoulin

RUSSELL & DUMOULIN